Exhibit 5(a)

November 29, 2010

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10170

Re:           Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to NeoStem, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-4 (File No. 333-______) (as amended or supplemented, the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement registers the offering by the Company of the following securities of the Company:  (i) 11,200,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) common stock purchase warrants to purchase 1,000,000 shares of Common Stock exercisable over a seven year period at an exercise price of $7.00 per share (the “$7.00 Warrants”), and which will vest only if a specified business milestone is accomplished within three years of the closing date of the Merger (as defined below) (the “Closing Date”), (iii) common stock purchase warrants to purchase 1,000,000 shares of Common Stock exercisable over a seven year term at an exercise price of $3.00 per share (the “$3.00 Warrants”), to be issued if the volume weighted average of the closing prices of sales of Common Stock on the NYSE-Amex for three trading days ending on the trading day that is two days prior to the Closing Date (the “Parent Per Share Value”) is less than $2.50, (iv) common stock purchase warrants to purchase 1,000,000 shares of Common Stock exercisable over a seven year period at an exercise price of $5.00 per share (the “$5.00 Warrants” and, collectively with the $7.00 Warrants and the $3.00 Warrants, the “Warrants”), to be issued if the Parent Per Share Value is less than $1.70, and (v) up to 3,000,000 shares of Common Stock issuable upon the exercise of the Warrants (such Common Stock, the “Warrant Shares”); in each case in connection with the proposed merger (the “Merger”) of NBS Acquisition Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Subco”) with and into Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), with PCT as the surviving entity, pursuant to an Agreement and Plan of Merger, dated as of September 23, 2010 (as such agreement may be amended from time to time, the “Agreement and Plan of Merger”), by and among the Company, PCT and Subco.  As a result of the Merger, PCT will become a wholly-owned subsidiary of the Company.

We have reviewed such corporate records and documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on the representations and warranties set forth in the Agreement and Plan of Merger and certificates of officers of the Company.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Common Stock, the $7.00 Warrants, the $3.00 Warrants and the $5.00 Warrants described above have been duly authorized and, upon issuance and delivery upon consummation of the Merger in accordance with the Agreement and Plan of Merger, as described in the Registration Statement, will be validly issued, fully paid and non-assessable. Additionally, based on the foregoing, we are of the opinion that the Warrant Shares have been duly authorized by all requisite corporate action and, when issued pursuant to the terms of the $7.00 Warrants, the $3.00 Warrants or the $5.00 Warrants, as applicable, including payment of the exercise price thereunder, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this letter as Exhibit 5(a) to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Lowenstein Sandler PC